FORM 4                                        U.S. SECURITIES AND EXCHANGE COMMISSION
                                            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

( ) Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting      2. Issuer Name and                       3. IRS or Social    4. Statement    5. If Amendment,
   Person                                Ticker or Trading                        Security            for             Date of
                                         Symbol                                   Number of           Month/Year      Original
                                                                                  Reporting Person                    (Month/Year)
                                                                                  (Voluntary)

Porter, Roger B.                         Zions Bancorporation                                         10-03-2002
One South Main, Suite 1134               (ZION)
Salt Lake City, UT 84111

6. Relationship of Reporting Person to Issuer (Check all applicable)

[X]Director [ ]10% Owner [ ]Officer (give title below) [ ]Other (specify below)


7. Individual or Joint/Group Reporting
   [X] Form Filed by One Reporting Person
   [ ] Form Filed by More than One Reporting Person

Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially owned

1. Title of       2. Trans-   3. Trans-   4. Securities aquired (A)    5. Amount of    6. Owner-  7. Nature of Indirect
   Security          action      action      or Disposed of (D)           Securities      Ship       Beneficial Ownership
   (Instr. 3)        Date        Code        (Instr. 3, 4 and 5)          Beneficially    Form:      (Instr. 4)
                                 (Instr.                                  Owned at        Direct
                     (Month/     8)                       (A)             End of Month    (D) or
                      Day/                                or              (Instr. 3       Indirect
                      Year)      Code  V  Amount          (D) Price       and 4)          (I)
Table II - Derivative Securities Acquired, Disposed of, or Beneficially owned
              (e.g., puts, calls, warrants, options, convertable securities)

1.                   2.       3.     4.      5.              6.          7.                    8.      9.      10.    11.
Title of             Con-     Trans- Trans-  Number of       Date exer-  Title and Amount      Price   Number  Owner- Nature
Derivative           version  action action  Derivative      cisable and of Underlying         of      of      Ship   of
Security             or       Date   Code    Securities      Expiration  Securities            Deriv-  Deriv-  Form   Indirect
(Instr. 3)           Exercise        (Instr. Acquired (A)    Date        (Instr. 3 and 4)      ative   ative   of     Bene-
                     Price of        8)      or Disposed     (Month/                           Secu-   Secu-   Deriv- ficial
                     Deriv-                  of (D)          Day/Year)                         rity    rities  ative  Owner-
                     ative                   (Instr. 3,                                        (Instr. Bene-   Secu-  ship
                     Security                4 and 5)                                          5)      fically rity:  (Instr.
                                                                                                       Owned   Direct 4)
                                                                                                       at end  (D) or
                              (                                                        Amount          of      Indi-
                              Month/  C                      Date  Expi-               or              Month   rect
                              Day/    O                      Exer- ra-                 Number          (Instr. (I)
                              Year    D                      cis-  tion                of              4)      (Instr.
                              )       E   V  (A)    (D)      able  Date  Title         Shares                  4)
Phantom Stock        (a)      01-02   A   V  72.7026         (b)   (b)   Common Stock   72.7026  $51.58         D
                              -2002

Phantom Stock        (a)      01-18   A   V  48.3465         (b)   (b)   Common Stock   48.3465  $51.71         D
                              -2002

Phantom Stock        (a)      02-27   A   V  41.6654         (b)   (b)   Common Stock   41.6654  $52.99         D
                              -2002

Phantom Stock        (a)      03-05   A   V   14.135         (b)   (b)   Common Stock    14.135  $53.06         D
                              -2002

Phantom Stock        (a)      04-01   A   V   63.441         (b)   (b)   Common Stock    63.441  $59.11         D
                              -2002

Phantom Stock        (a)      04-17   A   V  12.6925         (b)   (b)   Common Stock   12.6925  $59.09         D
                              -2002

Phantom Stock        (a)      04-26   A   V  65.1526         (b)   (b)   Common Stock   65.1526  $53.72         D
                              -2002

Phantom Stock        (a)      05-10   A   V  13.6986         (b)   (b)   Common Stock   13.6986  $54.75         D
                              -2002

Phantom Stock        (a)      05-29   A   V  40.4823         (b)   (b)   Common Stock   40.4823  $55.58         D
                              -2002

Phantom Stock        (a)      07-01   A   V  86.6551         (b)   (b)   Common Stock   86.6551  $51.93         D
                              -2002

Phantom Stock        (a)      07-16   A   V  15.3092         (b)   (b)   Common Stock   15.3092  $48.99         D
                              -2002

Table II - Derivative Securities Acquired, Disposed of, or Beneficially owned
              (e.g., puts, calls, warrants, options, convertable securities)

1.                   2.       3.     4.      5.              6.          7.                    8.       9.         10.    11.
Title of             Con-     Trans- Trans-  Number of       Date exer-  Title and Amount      Price    Number     Owner- Nature
Derivative           version  action action  Derivative      cisable and of Underlying         of       of         Ship   of
Security             or       Date   Code    Securities      Expiration  Securities            Deriv-   Deriv-     Form   Indirect
(Instr. 3)           Exercise        (Instr. Acquired (A)    Date        (Instr. 3 and 4)      ative    ative      of     Bene-
                     Price of        8)      or Disposed     (Month/                           Secu-    Secu-      Deriv- ficial
                     Deriv-                  of (D)          Day/Year)                         rity     rities     ative  Owner-
                     ative                   (Instr. 3,                                        (Instr.  Bene-      Secu-  ship
                     Security                4 and 5)                                          5)       fically    rity:  (Instr.
                                                                                                        Owned      Direct 4)
                                                                                                        at end     (D) or
                                                                                       Amount           of         Indi-
                             (Month/  C                      Date  Expi-               or               Month      rect
                              Day/    O                      Exer- ra-                 Number           (Instr.    (I)
                              Year)   D                      cis-  tion                of               4)         (Instr.
                                      E   V  (A)    (D)      able  Date  Title         Shares                      4)
Phantom Stock        (a)      07-18   A   V  37.6021         (b)   (b)   Common Stock   37.6021  $46.54             D
                              -2002

Phantom Stock        (a)      08-12   A   V  14.3376         (b)   (b)   Common Stock   14.3376  $52.31             D
                              -2002

Phantom Stock        (a)      08-28   A   V  42.4733         (b)   (b)   Common Stock   42.4733  $53.89             D
                              -2002

Phantom Stock        (a)      10-01   A      102.040         (b)   (b)   Common Stock  102.0408  $44.10             D
                              -2002          8

Phantom Stock        (a)      10-01   A      17.0068         (b)   (b)   Common Stock   17.0068  $44.10 11,605.9403 D
                              -2002

Stock Option (right                                                      Common Stock                   28          D
to buy)

Explanation of responses:

          a. 1-for-1

          b. Phantom stock units are paid out in cash upon the earlier of death or retirement.

Signature of Reporting Person:

         /s/Clark B. Hinckley
         --------------------------------------------------
         As Attorney In Fact for Roger B. Porter